EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

Between

475 FIFTH AVENUE LIMITED PARTNERSHIP
(Seller)

and

350 PARK TMG LLC (Purchaser)

475 Fifth Avenue
New York, New York

Dated as of November 17, 2006

PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (“Agreement”) is made as of November 17, 2006 (the “Effective Date”), by and between 475 FIFTH AVENUE LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and 350 PARK TMG LLC, a Delaware limited liability company (“Purchaser”).

     A. Seller owns in fee simple a certain parcel of real property located at 475 Fifth Avenue, in the City of New York, County of New York, State of New York (collectively, as hereinafter described, “Real Property”).

     B. Subject to the terms and conditions herein, Seller desires to sell and Purchaser desires to purchase the Real Property together with the other property described in Section 1.1.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Purchaser agree as follows:

1. PURCHASE AND SALE

     1.1 Property

     Subject to the terms and conditions hereof, Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller on the Closing Date (as defined in Section 4.1 below) the following (collectively, the “Property”):

(a)	the Real Property, which is legally described on Exhibit A attached hereto, together with any and all rights, privileges and easements appurtenant thereto that are owned by Seller, including without limitation all of Seller’s right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances on and under the Real Property;

(b)	all buildings located on the Real Property, and all other improvements and fixtures located on the Real Property that are owned by Seller, if any, including without limitation any apparatus, equipment and appliances incorporated therein and used in connection with the operation and occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility service, ventilation, or other services thereto, but excluding fixtures owned by tenants (all of which are collectively referred to as the “Improvements”);

(c)	all right, title and interest of Seller in and to any furniture, furnishings, artwork, decorations and other tangible personal property located on and used in connection with the Real Property and Improvements, including without limitation the personal property listed on Schedule 1 (the “Personal Property”);

(d)	all assignable or transferable intangible property, including, but not limited to: (i) all guaranties and warranties (including guaranties and warranties pertaining to construction of the Improvements); (ii) all air rights, excess floor area rights and other development rights relating or appurtenant to the Real Property or the Improvements; (iii) all rights to obtain utility service in connection with the Improvements and the Real Property; (iv) all assignable licenses and other governmental permits and permissions relating to the Real Property, the Improvements or the operation thereof, including without limitation the licenses and permits listed on Schedule 2 (the “Permits”); and (v) all assignable contracts and contract rights relating to the Real Property or the Improvements, including the contracts listed on Schedule 3 (the “Service Contracts”), which shall survive the Closing (all of the foregoing are hereinafter collectively referred to as the “Intangible Property”); and

(e)	All right, title and interest of Seller in and to the leases and other occupancy agreements covering all or any portion of the Real Property or the Improvements to the extent they are in effect on the date of Closing (collectively the “Leases”), together with all current rents and other sums due thereunder (the “Rents”) and any and all security deposits in connection therewith (the “Security Deposits”). The Leases, in each case together with the current monthly rent and Security Deposit relative thereto, are set forth on Schedule 4 (the “Rent Roll”).

2. PURCHASE PRICE

     Purchaser shall pay as the total Purchase Price for the Property (“Purchase Price”) the amount of One Hundred Sixty Million and No/100ths U.S. Dollars ($160,000,000.00), which shall be payable as follows:

     2.1 Deposit

Upon receipt by Purchaser of a fully executed copy of this Agreement, Purchaser shall immediately cause an amount equal to ten percent (10%) of the Purchase Price (collectively with all interest accrued thereon, the “Deposit”) to be delivered by wire transfer to Escrow Holder (as hereinafter defined), to be held by the Escrow Holder in accordance with the terms and conditions of this Agreement. The Deposit shall be held in an interest bearing account or instrument, as approved by Purchaser, as an earnest money deposit and, except as otherwise set forth herein, shall be applied toward the Purchase Price at Closing. Purchaser will provide Escrow Holder with its Taxpayer Identification Number and such additional information and documents as may be required by Escrow Holder.

The Escrow Holder shall be subject to the following terms and conditions:

(a)	The duties and obligations of the Escrow Holder shall be determined solely by the express provisions of this Agreement and no implied duties and obligations shall be read into this Agreement against the Escrow Holder.

(b)	The Escrow Holder shall be entitled to rely, and shall not be subject to any liability in acting in reliance, upon any joint writing furnished to the Escrow Holder by Purchaser and Seller and shall be entitled to treat as genuine the document it purports to be, including any such letter, paper or other document furnished to the Escrow Holder in connection with this Agreement.

(c)	In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in the escrow created hereby, the Escrow Holder shall refuse to comply with the claims and demands of either party until such disagreement is finally resolved, either by Purchaser and Seller, as evidenced by a joint writing reflective thereof delivered to the Escrow Holder pursuant to subparagraph (b) above, or by a non-appealable judgment or order of a court of competent jurisdiction (in proceedings which the Escrow Holder or any other party may initiate, it being understood and agreed by Purchaser and Seller that the Escrow Holder has the authority (but no obligation) to initiate such proceedings).

(d)	In the event of a termination of this Agreement by either Seller or Purchaser and a demand by either party for the disbursement of the Deposit for any reason, the Escrow Holder is authorized and directed by Seller and Purchaser to deliver the Deposit (as hereinafter defined) to the party hereto entitled to same pursuant to the terms hereof no sooner than the fifth Business Day and no later than the tenth Business Day following receipt by the Escrow Holder and the non-terminating party of written notice of termination delivered in accordance with Section 10 of this Agreement from the terminating party and receipt of evidence satisfactory to the Escrow Holder that the non-terminating party has in fact received written notice of such termination in accordance with Section 10 of this Agreement, unless the non-terminating party hereto notifies the Escrow Holder prior to the end of such ten day period that it disputes the right of the other party to receive the Deposit. In such event, the Escrow Holder shall either continue to hold the Deposit or interplead the Deposit into a court of competent jurisdiction until such dispute is resolved, as more specifically provided in Section 2.1(c) above. All attorney’s fees and costs of the Escrow Holder incurred in connection with such dispute or interpleader shall be assessed against the party that is not awarded the Deposit, or if the Deposit is distributed in part to both parties then in the inverse proportion of such distribution.

     2.2 Interest

     Except as provided in Section 2.1 above and in other provisions of this Agreement where Seller shall be entitled to retain the Deposit as liquidated damages pursuant to Section 12 below, interest on the Deposit shall accrue to the benefit of Purchaser.

     2.3 Cash at Closing

     The balance of the Purchase Price, plus any other amounts required to be paid by Purchaser at Closing, and plus or minus any prorations and credits as provided for in this Agreement, in the form of immediately available U.S. funds, shall be deposited by Purchaser into escrow with the Escrow Holder, in time to allow the Closing to occur on the Closing Date by wire transfer as more particularly set forth in Section 4.3 below.

3. TITLE; INSPECTION; FINANCING; ESTOPPELS

     3.1 Title Commitment; Survey

(a)	Purchaser acknowledges and agrees that, prior to the Effective Date, Seller has furnished Purchaser with a copy of that certain Certificate and Report of Title (Title No. NY 061362), effective date August 28, 2006 (printed October 16, 2006, as updated October 27, 2006) for the Real Property and Improvements issued by Commonwealth Land Title Insurance Company (the “Title Commitment”) for an Owner’s Policy of Title Insurance (Form T-1), and a copy of all recorded documents referred to in the Title Commitment as exceptions to title to the Real Property and Improvements (the “Title Documents”).

(b)	Purchaser further acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser a copy of the survey of the Real Property and Improvements prepared by George Hollerith, dated April 30, 1947, and last redated by visual examination on June 24, 1999, by Harwood Surveying P.C. (the “Existing Survey”).

     3.2 Review of Title

     Purchaser acknowledges that, prior to the Effective Date, Purchaser has had ample opportunity to review the Title Commitment, the Title Documents, and the Existing Survey (collectively, the “Title Evidence”), and render any objections as to matters of title to Seller. Accordingly, any and all matters (the “Existing Title and Survey Matters”) referred to, reflected in or disclosed by, the Title Evidence, inclusive, have been agreed to and accepted by Purchaser (including, without limitation, any and all exceptions to title set forth in Schedule B of the Title Commitment), and, Purchaser has approved the condition of title to the Real Property and Improvements set forth in the Title Commitment; provided, however, that notwithstanding the foregoing, Seller shall be obligated to deliver, and Purchaser shall be obligated to accept, title to the Property at Closing subject only to those matters not stricken, deleted or otherwise addressed on the marked version of the Title Commitment attached hereto as Exhibit J.

Any matters shown in the Title Evidence not objected to by Purchaser on Exhibit J shall be deemed waived, and Purchaser shall be deemed to have agreed to acquire the Property hereunder subject to such exceptions, and to the Existing Title and Survey Matters, as modified, cured and affected hereinabove (collectively, the “Permitted Exceptions”), except for Required Removal Objections (as defined below), which must be removed by Seller prior to closing.

     After the Effective Date, but prior to the Closing Date, Purchaser shall also have the right to disapprove in writing any additional item not previously set forth in the Title Commitment that Title Company intends to show as an exception to title in the Title Policy. Any such additional item not specifically disapproved in writing delivered within three (3) Business Days following Purchaser’s receipt of an update of the Title Commitment showing such additional item shall be deemed approved. Seller shall have until Closing to remove or cause Title Company to insure over (subject to Purchaser’s approval, which may be granted in Purchaser’s sole and absolute discretion) any such disapproved item at Seller’s own expense (each, a “Seller Endorsement”), and it shall have the same effect as if such objection was removed or satisfied by Seller. Seller may elect to (a) extend the Closing until the day after the date upon which Seller is able to remove or cause Title Company to insure over (subject to Purchaser’s approval, which may be granted in Purchaser’s sole and absolute discretion) any such disapproved item (but in no event shall such extension exceed thirty (30) days after the Closing Date), or (b) terminate this Agreement, unless Purchaser elects to take title subject to such disapproved item, in which case such non-cured objections shall become Permitted Exceptions hereunder, and, if Seller elects to terminate this Agreement, Purchaser shall return all documents, including all Due Diligence Documents received from Seller or Seller’s agents, to Seller, and the Deposit shall be returned to Purchaser and, thereupon, neither Seller nor Purchaser shall have any further obligation hereunder (except as set forth under Sections 3.6(b), 9.1, 11.2 and 11.12 hereof).

     Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given by Purchaser hereunder, Seller shall cause all mortgages and deeds of trust encumbering Seller’s interest in the Real Property, all non-consensual monetary liens or encumbrances in an aggregate amount not to exceed $500,000, all consensual monetary liens or encumbrances, and all mechanic’s liens filed against the Property relating to work performed on the Property and contracted for by Seller (collectively “Required Removal Objections”), to be released and reconveyed from the Real Property, or otherwise bonded, on or prior to the Closing and shall cause the Title Company to insure title to the Real Property as vested in Purchaser without any exception for such matters. Seller shall request Seller’s current mortgage lender, and shall reasonably cooperate with Purchaser, to have the mortgage encumbering the Real Property assigned at the Closing to Purchaser’s mortgage lender, without any cost, expense or continuing liability to Seller.

     3.3 Vesting of Title

     At Closing, Seller shall convey all of Seller’s right, title and interest in and to the Real Property and Improvements to Purchaser by bargain and sale deed (as further described in Section 4.2(a)(i) below), subject only to the Permitted Exceptions, and shall convey Seller’s interest in the Personal Property to Purchaser by bill of sale (as further described in Section 4.2(a)(ii) below).

     3.4 Title Insurance

     As a condition to the Closing, Royal Abstract of New York LLC, acting as an agent for Commonwealth Land Title Insurance Company (“Title Company”), shall issue to Purchaser an extended ALTA Owner’s Policy of Title Insurance in the amount of the Purchase Price insuring that title to the Real Property and Improvements is vested in Purchaser subject only to the Permitted Exceptions (the “Title Policy”), provided that, if required by the Title Company, Purchaser shall, at its sole cost and expense, update the Existing Survey and deliver a copy of same, certified to the Title Company in a manner that will allow the Title Company to issue any additional coverage title policy.

     3.5 Property Inspection

     Purchaser acknowledges and agrees that it has had an opportunity, prior to the Effective Date, to make any and all physical and other inspections of the Property, and to perform such other due diligence with respect to the Property as Purchaser has deemed necessary and/or appropriate in connection with its purchase of the Property hereunder, and that Purchaser has agreed to accept the Property at the Closing in the condition that same exists as of the Effective Date, reasonable wear and tear excepted.

     Purchaser shall have the right to further inspect the Property as provided in Section 3.6(b) hereafter (during normal business hours and upon notice to Seller), for the purpose of confirming that the Property is in the same condition at Closing as existing as of the Effective Date, reasonable wear and tear excepted; provided, however, that such continuing right of inspection shall in no way be deemed to extend or resurrect any inspection period or constitute a condition to Closing, subject however, to the other terms and conditions of this Agreement. For purposes of this Agreement, the term “Business Day” shall mean a day other than any Saturday, Sunday, or day upon which national banks in New York, New York, or the Escrow Holder, are not open for general banking business.

     3.6 Furnishing of Information

(a)	Purchaser acknowledges that, in connection with Purchaser’s inspection of the Property, Seller furnished, prior to the Effective Date, to the extent available on Seller’s Agent’s website (the “Website”), copies of the following:

	(i)	copies of all Leases and amendments and/or modifications currently in effect with respect to the Real Property and Improvements, as set forth on the Rent Roll attached hereto as Schedule 4, together with a list pertaining to the status of rental payments by tenants under the Leases and any delinquencies in connection therewith;

	(ii)	copies of the environmental and engineering reports identified on Schedule 5;

	(iii)	copies of the Service Contracts;

	(iv)	copies of licenses and permits relating to the Property and its operations;

	(v)	copies of the originally issued certificate of occupancy for the Property;

	(vi)	copies of the current tax bill for the Property;

	(vii)	the most recent survey of the Property (Seller has previously indicated that the Existing Survey is the only survey of which Seller is aware);

	(viii)	operating statements regarding operation of the Property for the previous three (3) years and the year to date income expense reports relating to the operation of the Property for 2006 to date;

	(ix)	computer printouts regarding utility bills for the past (12) twelve months of operations paid by Seller;

	(x)	copies of any pertinent documentation relating to tenant litigation currently in process;

	(xi)	all common area maintenance and/or expense pass through reconciliations for the current year; and

	(xii)	aging report.

(b)	Purchaser further acknowledges that Seller permitted Purchaser’s agents reasonable access to the Property prior to the Effective Date to inspect the Property, and Seller hereby agrees to grant Purchaser reasonable access to the Property prior to the Closing in order to allow Purchaser to further inspect the Property to insure that the Property is in the same condition at Closing as it was on the Effective Date, reasonable wear and tear excepted, subject to Section 3.6(c) below and the terms of the Leases. Purchaser hereby indemnifies, defends and holds Seller and the Property harmless from any and all property damage, costs, loss, damages or expenses, of any kind or nature (including, without limitation, mechanics’ liens and reasonable attorneys’ fees and expenses) arising out of or resulting from or caused by such inspection, investigation, entry and/or other activities upon the Property by Purchaser, its employees, agents, contractors, subcontractors, and/or assigns. Notwithstanding anything to the contrary herein, the indemnity set forth in this Section 3.6(b) shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

(c)	During any period of entry upon the Property prior to Closing, Purchaser shall maintain (or cause to be maintained), with insurance companies acceptable to Seller, the following insurance: Worker’s Compensation Insurance as required by law and Employer’s Liability Insurance; Comprehensive General Liability or Commercial General Liability insurance, with limits of not less than One Million Dollars ($1,000,000). Each policy of insurance shall name Seller as an additional insured. Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to the entry onto the Property by Purchaser or its agents. The certificate shall expressly provide that no less than ten (10) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required by this Section 3.6(c) shall be delivered to Seller not less than ten (10) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

(d)	In addition to the information furnished to Purchaser under Section 3.6(a) above, Purchaser further acknowledges that Seller also made available to Purchaser prior to the Effective Date, for inspection to the extent on the Website, the following documents, materials and information concerning the Property to the extent same are in Seller’s possession (i) lease files; (ii) copies of operating statements for the Property for the last three (3) years and copies of such historical information in the possession of Seller or Seller’s agents regarding operating expenses of the Property; (iii) guaranties, warranties, licenses, governmental permits (including certificates of occupancy); (iv) relevant, pertinent third party reports and agreements in the possession of Seller pertaining to the Property, if any (i.e., engineering reports, environmental reports, and development records) excluding only (x) materials that Seller obtained or developed in connection with the potential sale of the Property, including analyses of the value of the Property, and (y) materials that are subject to attorney-client privilege or work-product doctrine (collectively with the information described in Section 3.6(a) above, the “Due Diligence Documents”). Upon Closing, Seller shall reasonably cooperate with Purchaser to obtain any consents required in connection with an assignment of any of the Due Diligence Documents. Purchaser hereby agrees that all of the Due Diligence Documents are confidential and shall not be distributed or disclosed by Purchaser to any person or entity not associated with Purchaser in accordance with Section 11.12 hereof. Seller agrees to deliver to Purchaser a copy of any written notices which Seller receives prior to Closing from any governmental authority pertaining to any violation of law or ordinance regulating the use of the Property which are received by Seller prior to the Closing Date and of any notice which Seller receives prior to Closing from any tenant regarding any default under any Lease. If the transaction fails to close for any reason whatsoever, Purchaser shall return to Seller all copies of the Due Diligence Documents which Seller or its agents may have delivered to Purchaser in accordance with this Section 3.6. THE FURNISHING OF ANY MATERIALS, DOCUMENTS, REPORTS, OR AGREEMENTS DESCRIBED ABOVE SHALL NOT BE INTERPRETED IN ANY MANNER AS A REPRESENTATION OR WARRANTY OF ANY TYPE OR KIND BY SELLER, ANY PARTNER OF SELLER OR AGENT OF SELLER, OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OF SELLER, OR ITS AGENTS, OR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING.

     3.7 Tenant Estoppel Certificates

     At least five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser an estoppel certificate (each, an “Estoppel Certificate”), dated no more than thirty (30) days prior to the Closing and containing no information inconsistent with any of the representations and warranties made by the Seller in Section 6.1 hereof (the foregoing, the “Estoppel Condition”), duly executed by tenants of the Property having the right to occupy, in the aggregate, not less than seventy-five percent (75%) of the premises at the Real Property and Improvements subject to the Leases. Each Estoppel Certificate shall be substantially in the form as set forth on Exhibit I attached hereto, provided, however, that in the event that any tenant has agreed to execute an estoppel certificate pursuant to a specific form of estoppel as agreed upon in such tenant’s applicable Lease, Purchaser agrees that Seller’s delivery of an Estoppel Certificate from such tenant on such agreed upon form, as provided in such tenant’s Lease, shall constitute Seller’s compliance with the provisions of this Section 3.7 with respect to such tenant (provided that any such certificate satisfies the Estoppel Condition). Seller shall deliver an Estoppel Certificate, in the form of Exhibit I to each tenant at the Property and shall request each tenant to execute and deliver an Estoppel Certificate. Provided Seller complies with the immediately proceeding sentence, Seller shall not be deemed to be in default of its obligations under this Agreement as a result of Seller’s failure to deliver the requisite Estoppel Certificates as requested hereunder, but such failure shall constitute the failure of a condition precedent pursuant to Section 7.3(a) hereof.

4. CLOSING

     4.1 Closing

     The purchase and sale of the Property (“Closing”) shall occur on February 1, 2007 (the “Scheduled Closing Date”, and the date the Closing actually occurs, the “Closing Date”); provided, however, that (i) each of Seller and Purchaser shall be entitled to one (1) extension of the Scheduled Closing Date for a period not to exceed five (5) Business Days upon prior written notice thereof to the other, (ii) Seller shall be entitled to extend the Closing for a period not to exceed thirty (30) days to the extent necessary to secure the requisite Estoppel Certificates as provided for in Section 3.7 of this Agreement, (iii) Seller shall also be entitled to extend the Closing Date for such period, not to exceed thirty (30) days, as may be necessary to allow Seller, to pay off currently existing mortgage(s) on the property on such date as may be required by the holder of such mortgage(s), and (iv) Purchaser shall also be entitled to extend the Closing until the next scheduled payment date on which Seller shall be entitled to pay off its existing mortgage(s), not to exceed thirty (30) days, upon prior written notice thereof to Seller, and subject to Purchaser’s payment of any additional cost or expense payable to the holder of such mortgage(s) occasioned by such further extension; provided, however, that in the event Purchaser so elects to further extend the Closing, Seller shall not be required to update any Estopple Certificates. Seller and Purchaser agree that this transaction shall close in escrow through the Title Company, which shall serve as escrow holder hereunder (“Escrow Holder”). In this regard, Seller and Purchaser shall execute the Closing Statement and such other instructions consistent herewith as Escrow Holder may require and are reasonably acceptable to Seller and Purchaser; provided, however, nothing in such general provisions or instructions shall constitute an amendment to or modification of this Agreement and, in the event of any conflict, the terms of this Agreement shall prevail. Purchaser and Seller shall endeavor to conduct a “pre-closing” on the Business Day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 4.3 below.

     4.2 Transactions at Closing

     At least one (1) Business Day prior to the Closing Date:

(a)	Seller shall deliver or cause to be delivered to Escrow Holder the following documents (collectively, the “Conveyance Documents”) duly executed and acknowledged where appropriate:

	(i)	A bargain and sale deed (the “Deed”) conveying the Real Property and the Improvements, subject only to the Permitted Exceptions, in the form attached hereto as Exhibit E;

	(ii)	Bill of Sale in the form set forth on Exhibit B attached hereto, conveying the Personal Property to Purchaser;

	(iii)	Two counterparts of the Assignment and Assumption Agreement (the “Assignment”) in the form set forth on Exhibit C attached hereto, conveying all interest of Seller as landlord in and to the Leases pertaining to the Real Property and Improvements as more specifically set forth on Schedule B to the Assignment and Assumption Agreement; and in and to commission agreements and Service Contracts existing on the Closing Date, as set forth on Schedules C, D and E, respectively, to the Assignment and Assumption Agreement;

	(iv)	Certificate of non-foreign status in the form set forth on Exhibit D attached hereto, to confirm that Purchaser is not required to withhold part of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

	(v)	Original executed copies of all Leases, or copies of such original leases (certified by Seller to be true, correct, and complete), to the extent the originals are not in Seller’s possession or control; provided, however, that such original Leases or copies thereof, as applicable, shall be held at the Property for delivery to the Purchaser incident to the Closing;

	(vi)	Information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(e) of the Internal Revenue Code of 1986, as amended;

	(vii)	Certificate confirming that the representations and warranties of Seller under this Agreement remain true and correct in the form attached hereto as Exhibit G;

	(viii)	Evidence as to the authority of Seller and of the person or persons executing documents on behalf of the Seller reasonably acceptable to Purchaser and the Title Company;

	(ix)	The Service Contracts which survive Closing, as provided in Section 9.5 below, together with such leasing and property files and records pertaining to day-to-day operation, leasing and maintenance of the Property, to the extent such files and records are in the possession or control of Seller or Seller’s building manager; provided, however, that such documentation shall be held at the Property for delivery to the Purchaser incident to the Closing, and provided, further, that proprietary information of Seller not relevant to the ownership or operation of the Property shall not be included. Until the earlier to occur of (i) the sale of the Property by Purchaser, or (ii) the expiration of a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives reasonable access without charge but without cost to Purchaser to all files, records and documents delivered by Seller to Purchaser at the Closing upon reasonable advance notice and at all reasonable times, to examine and make copies of any and all such files, records and documents, which right shall survive the Closing;

	(x)	Affidavits as may be customarily and reasonably required by the Title Company, in form reasonably acceptable to Seller;

	(xi)	a closing statement acceptable to Seller and Purchaser setting forth the adjustments and prorations to the Purchase Price required by this Agreement, together with the closing costs, and any fees contemplated by this Agreement payable at the Closing (the “Closing Statement”);

	(xii)	An updated Rent Roll in the same form as set forth as Schedule 4, certified by Seller as correct and complete as of the Closing Date;

	(xiii)	keys to all locks on the Real Property and Improvements in Seller’s or Seller’s building manager’s possession; and

	(xiv)	Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

(b)	Purchaser shall deliver to Escrow Holder the following:

	(i)	The balance of the Purchase Price as adjusted in Section 2.3 above, and as further adjusted to reflect the Purchaser’s share of closing costs, and any fees as more particularly set forth in Section 4.3 below, in the amount reflected by the Closing Statement;

	(ii)	Two counterparts of a duly executed and acknowledged Assignment (as described in Section 4.2(a)(iii) above);

	(iii)	Information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(i) of the Internal Revenue Code of 1986, as amended;

	(iv)	Evidence of the authority of the person or persons executing documents on behalf of Purchaser reasonably acceptable to Seller and the Title Company;

	(v)	Certificate confirming that the representations and warranties of Purchaser under this Agreement remain true and correct in the form attached hereto as Exhibit H;

	(vi)	Closing Statement;

	(vii)	Affidavits as may be customarily and reasonably required by the Title Company, in form reasonably acceptable to Purchaser; and

	(viii)	Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

(c)	Seller and Purchaser shall execute a tenant notification letter to all tenants under the Leases (the “Tenant Notification Letter”) in the form attached hereto as Exhibit F, and Purchaser shall, within forty-eight (48) hours following the Closing, cause the Tenant Notification Letter to be delivered to such tenants.

     4.3 Title Transfer and Payment of Purchase Price

(a)	Purchaser agrees to deliver the cash payment specified in Section 4.2(b)(i) above by wiring the same to the Escrow Holder so that the wire may be confirmed in time to allow Closing to occur on the Closing Date. In addition, after all Purchaser’s conditions set forth in Section 7.2 have been satisfied or waived, Purchaser shall direct the Escrow Holder to deposit or wire the Deposit and the amount provided by the Closing Statement to be owing to Seller (“Seller’s Proceeds”) into Seller’s designated account(s) upon the recording by the Title Company of the documents to be executed and delivered by Seller under Sections 4.2(a) above or upon issuance by the Title Company of, or unconditional agreement by the Title Company to issue, the Title Policy.

(b)	Upon receipt of all items specified in Section 4.2 and following the satisfaction or waiver of all conditions precedent to Closing and upon Title Company issuing or committing to issue the Title Policy, Escrow Holder shall take the following actions (in each case to the extent set forth on the Closing Statement):

(c)

(i) Prorate any and all amounts to be prorated pursuant to Sections 5.1 and 5.2 below;

(c)	(ii)	Date and cause to be recorded the Deed as of Closing and designate that the Deed be returned directly to Purchaser after recordation;

	(iii)	Issue the Title Policy to Purchaser;

	(iv)	Deliver the Deposit and the balance of the Purchase Price to Seller, plus or minus appropriate adjustments;

	(v)	Credit Purchaser with the total of any and all tenant cash security deposits then held by Seller under the Leases and any and all prorated rents and other items;

	(vi)	Deliver properly executed copies of the Closing Statement to Seller and to Purchaser, which Closing Statement shall have been approved by Seller and Purchaser prior to Closing;

	(vii)	Deliver to Seller a copy of the Deed as recorded and executed originals of all documents delivered by Purchaser to Escrow Holder pursuant to Section 4.2(b) above;

	(viii)	Deliver to Purchaser executed originals of all documents delivered by Seller to Escrow Holder pursuant to Section 4.2(a) above, other than that set forth in Section 4.2(a)(i) above; and

	(ix)	Pay any broker’s commissions as provided herein.

     4.4 Reporting Requirements

     The Escrow Holder shall comply with all applicable federal, state and local reporting requirements relating to the closing of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). Escrow Holder shall hold Purchaser, Seller and their respective counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorneys’ fees and other litigation expenses, arising or resulting from the failure of Escrow Holder to comply with such reporting requirements.

5. PRORATIONS; CLOSING ITEMS

     5.1 Prorations; Closing Costs

(a)	The parties shall endeavor to cause the utility and service providers of Seller to open new accounts with Purchaser effective as of the Closing Date. If that cannot be accomplished, the amount due on any gas, electric, water, sewer, or other utility bill, or service contract relating to the Property shall be prorated between Seller and Purchaser as of the Closing Date, to the extent such utilities or service contracts are the obligation of the Seller and not a direct or indirect obligation of a tenant under any of the Leases. Any utility deposits made by Seller shall be and remain the property of Seller.

(b)	All collected rents and other payments from each tenant under the Leases, including, but not limited to, base rent, additional rent, percentage rent (if any), and expense reimbursements, shall be prorated between Seller and Purchaser as of the Closing Date. The balance remaining from any cash security deposits or prepaid rent under the Leases held by Seller shall be credited to Purchaser (including the balance of estimated tax, insurance and common area maintenance payments made to Seller by tenants under the Leases net of any payments by Seller thereon). Any Security Deposits held by Seller in a form other than cash (including, but not limited to, any letters of credit) shall be transferred to Purchaser in connection with the Closing by way of appropriate instruments of replacement, transfer or assignment, the cost of which shall be borne by Purchaser. Purchaser agrees to indemnify and hold harmless Seller from and against any loss, cost or expense (including, but not limited to, attorneys’ fees and expenses) resulting from any claim for such deposits or prepaid rent actually paid, transferred or credited to Purchaser. If any rent or other payments under the Leases are in arrears as of the Closing Date (“Delinquent Rents”), the amount of any such Delinquent Rents which are collected by Purchaser shall be promptly paid by Purchaser to Seller after Closing. Purchaser shall be entitled to deduct from any such payment (i) Purchaser’s reasonable costs of collection incurred with respect to such Delinquent Rents (including attorneys’ fees), (ii) rents due for the month in which such payment is received by Purchaser, and (iii) rents from such tenant attributable to any period after the Closing that are past due on the date of receipt. Purchaser agrees to include in its normal invoicing of tenants an appropriate statement seeking collection of any Delinquent Rents. Seller may make reasonable efforts to collect Delinquent Rents from and after the Closing Date; provided, however, that Seller shall not be entitled to pursue any action for eviction of any tenant from the Property. The provisions of this Section shall survive Closing and shall not be merged therein.

(c)	All real estate taxes, water charges, sewer rents, vault charges and assessments payable in respect of the Property shall be prorated as of the Closing Date; provided, Seller shall be entitled to recover any reimbursements from the tenants on account of such taxes, charges, rents and assessments for the period prior to Closing, and Purchaser shall immediately remit to Seller any such reimbursements received by Purchaser upon receipt thereof. Any real estate taxes due and payable for any periods subsequent to the Closing shall be the obligation of Purchaser and any real estate taxes due and payable for any periods prior to the Closing shall be the obligation of Seller, provided Purchaser shall cooperate with Seller to obtain any reimbursement from any tenant in respect of any such taxes. Seller and Purchaser agree to mutually cooperate with each other in connection with ongoing tax reduction proceedings relating to prior tax years, if any, and any ongoing or future proceedings relating to the year in which the Closing occurs, if any (with Purchaser having the right to assume control of any such proceeding relating to the year in which the Closing occurs), and any refund resulting therefrom (to the extent not refundable to tenants under the Leases) shall be prorated between Seller and Purchaser based on the Closing Date, after deducting therefrom the reasonable out-of-pocket expenses incurred by the parties. The provisions of the this Section shall survive Closing and shall not be merged therein.

(d)	Any regular charges payable under Service Contracts being assigned to Buyer at the Closing, and wages and benefits payable to all employees listed on Exhibit K, and any charges or fees for transferable licenses and permits relating to the Property shall be prorated as of the Closing Date. Seller shall pay all current and future deferred charges, installment payments, recapture payments, and similar charges related to any Service Contracts (such charges or payments, “Deferred Charges”) being assigned to Purchaser. The provisions of this Section shall survive Closing and shall not be merged therein.

(e)	Purchaser shall pay for the cost of recording the Deed; the premium for the Title Policy and the cost of any endorsements (other than Seller Endorsements) and special or extended coverages of any nature in connection with the Title Policy; any recording fees with respect to the recordation of the documents relating to any Purchaser financing; one-half (1/2) of any escrow and closing fees charged by Escrow Holder; any surveys or updates prepared by or at the direction of Purchaser; any taxes payable on the transfer of the Personal Property; and any lender’s title insurance coverage on account of any other loan obtained by Purchaser. Purchaser shall pay for all costs relating to any financing obtained by Purchaser in connection with its purchase of the Property, including any and all costs incurred by Purchaser in performing any tests and investigations. Seller shall pay for the cost of the Seller Endorsements (but not the cost of any endorsements or special or extended coverages other than the Seller Endorsements); all New York City and New York State transfer tax or conveyance tax with respect to the recordation of the Deed; one-half (1/2) of any escrow and closing fees charged by Escrow Holder; any prepayment or reconveyance fee in connection with any payoff or release of any existing deed of trust or mortgage; and the recording fees with respect to documents which Seller elects to place of record in order to cure title objections raised by Purchaser to the extent Seller is obligated by this Agreement, or otherwise elects, to cure the same, as fully described in Section 3.2. Each party shall pay its own attorneys’ fees.

(f)	Other items customarily apportioned in connection with sales of similar property in the State of New York shall be so apportioned.

(g)	In addition to the Purchase Price, Purchaser shall pay to Seller or for the benefit of Seller One Million and No/100ths US Dollars ($1,000,000) on account of the prepayment amount Seller is required to pay to the holder of its existing mortgage(s) in connection with the pay off of such mortgage incident to the closing.

     5.2 Calculation of Prorations

     For purposes of calculating prorations, Seller shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, through the day prior to the Closing Date and Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, from and after 12:01 a.m. on the Closing Date. All prorations shall be made on the basis of the actual number of days of the year and month which have elapsed as of the Closing Date. All prorations which cannot be ascertained as of the Closing shall be prorated on the basis of the parties’ reasonable estimate of such amount. Except as otherwise stated above, if necessary, the amount of prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available but in any event no later than ninety (90) days after the Closing Date; provided, however, the ninety (90) day period shall be extended for a reasonable time for any real property tax reduction or abatement proceeds, which are to be prorated between Purchaser and Seller pursuant to Section 5.1(c), and for any period of time which may be required for reconciliation of tax, insurance, and common area maintenance expenses for the calendar year in which the Closing Date occurs. Purchaser and Seller each agree to reasonably cooperate with the other with respect to such final proration. This provision shall survive Closing and shall not be merged therein.

6. REPRESENTATIONS AND WARRANTIES

     6.1 Seller’s Representations and Warranties

     Seller hereby represents and warrants to Purchaser as follows:

(a)	Seller’s Entity. Seller is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has qualified as a foreign limited partnership in the state in which the Property is located, and the execution and performance of this Agreement will not violate any term of its limited partnership certificate or agreement, or any judicial decree, statute or regulation by which it may be bound or affected.

(b)	Seller’s Authority. Seller has full power and authority to enter into this Agreement and to perform all its obligations hereunder, and has taken all action required by law, its governing instruments, or otherwise to authorize the execution, delivery and performance of this Agreement and all the deeds, agreements, certificates, and other documents contemplated herein, and this Agreement has been duly executed by and is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditors’ rights generally.

(c)	No Conflict or Lien. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license or undertaking to which Seller is a party or by which any of its property is bound, or constitute a default thereunder or, except as contemplated herein, result in the creation of any lien or encumbrance upon the Property.

(d)	No Proceedings. No legal or administrative proceeding is (i) pending or to the best of Seller’s knowledge threatened against the Property or (ii) pending or to the best of Seller’s knowledge threatened against Seller, in each case which would adversely affect the Property or Seller’s right to convey the Property to Purchaser as contemplated in this Agreement, other than legal proceedings regarding Aliset, NY, which have previously been disclosed to Purchaser, and with respect to which Seller shall assign its rights and remedies to Purchaser at Closing. Seller shall promptly notify Purchaser of any proceeding that first becomes pending after the Effective Date, or of which Seller first acquires knowledge after the Effective Date.

(e)	Leases. Seller has delivered to Purchaser a correct and complete copy of each of the Leases and any amendments or supplements thereto and guaranties thereof. The information regarding the Leases contained on the Rent Roll attached as Schedule 4, which identifies all tenants of the Property as of the Effective Date, is correct and complete as of the date of this Agreement. Except as set forth on Schedule 4, there are no outstanding tenant improvement costs or reimbursements for improvements in connection with the Leases. To the knowledge of Seller, except as set forth on Schedule 4, each of the Leases is in full force and effect, no notice has been given of any cancellation or surrender thereof, and neither Seller nor the tenant is in default thereunder.

(f)	Violations. Except as set forth on Schedule 6 attached hereto, Seller has no knowledge of and has not received written notice from any governmental body, authority or agency of any violation of federal, state or local laws, ordinances, codes, rules or regulations affecting the Property, including any notice with respect to any Hazardous Materials (as hereinafter defined) or of any violation of any insurance requirements relative to the Property, any matters identified in which have not been corrected. Seller shall promptly notify Purchaser of any notice of which Seller first acquires knowledge after the Effective Date.

(g)	Condemnation. Seller has no knowledge of and has received no written notice of any pending or threatened condemnation proceedings relating to the Property. Seller shall promptly notify Purchaser of any proceeding that first becomes pending after the Effective Date, or of which Seller first acquires knowledge after the Effective Date.

(h)	Commissions. Except as set forth on Schedule 4, no leasing commissions are due and payable or will in the future become due and payable with respect to the current lease terms of the Leases; provided, however, that nothing contained in this Section 6.1(h) shall be construed in any way to modify the obligations with respect to leasing commissions and tenant improvements described in Sections 9.2 and 9.3 hereof.

(i)	Service Contracts. All Service Contracts affecting the Property are accurately set forth on Schedule 3 hereto. Seller has delivered to Purchaser a true, correct, and complete copy of each of the Service Contracts. Except for the Service Contracts and Leases, Seller has not entered into any contracts, subcontracts or agreements affecting the Property (including outstanding offers or proposals given by Seller) that will be binding upon Buyer after the Closing.

(j)	Bankruptcy. No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar state or federal Law.

(k)	Personal Property. The Personal Property has not been assigned or conveyed to any other party (other than as security for any mortgage loan currently encumbering the Property).

(l)	Employees. All employees currently employed at the Property, together with their respective wages and benefits, are listed on Exhibit K attached hereto.

     Except with respect to the warranties set forth in Section 6.1, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property, including without limitation any representations relating to Hazardous Materials (as defined in Section 6.3(c) below).

     All representations and warranties of Seller contained herein are intended to and shall remain true and correct as of the Closing and shall survive the delivery of the Deed for a period of six (6) months after Closing and shall thereafter expire unless a claim thereunder has been commenced in compliance with the next sentence and diligently pursued thereafter. Any claims by Purchaser with respect to such representations or warranties shall be commenced by written notice to Seller within six (6) months after closing and shall be diligently pursued thereafter or shall be deemed waived by Purchaser. Notwithstanding the foregoing, Purchaser shall have no claim against Seller with respect to the representations and warranties set forth in this Section 6.1 if Purchaser had actual knowledge that a representation or warranty was untrue or inaccurate or incorrect as of the time of Closing and Purchaser nevertheless chose to proceed with Closing hereunder.

     Whenever in this Agreement a representation of Seller is based on the “Seller’s knowledge” or words of similar import, such reference shall be deemed to be to the actual knowledge of Robert F. Gossett, Jr., without investigation or inquiry of any kind. There shall be no personal liability to said individual arising out of said representations or warranties. No knowledge of parties affiliated with, employed by, or related by agency to Seller shall be imputed to Seller or to the above-named person.

     Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount which may be collected by Purchaser pursuant to the representations and warranties of Seller set forth herein shall not exceed an amount equal to 1% of the Purchase Price, plus any legal fees and costs awarded under Section 11.2.

     The provisions of this Section 6.1 shall survive the Closing, subject to the limitations set forth herein.

     6.2 Purchaser’s Representations and Warranties

     Purchaser represents, warrants, and covenants to Seller that:

(a)	Authority to Execute; Organization. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditors’ rights generally. Purchaser is a corporation validly organized and in good standing under the laws of the state of its organization, and the execution of this Agreement, delivery of money and all required documents, Purchaser’s performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of the Purchaser and Purchaser’s directors, shareholders, partners, members or trustees.

(b)	Recording. Purchaser shall not record this Agreement or a memorandum hereof at any time.

(c)	Litigation. There is no litigation pending or, to Purchaser’s knowledge, threatened, against Purchaser or any basis therefore before any court, regulatory authority or administrative agency that would likely result in any material adverse change in the business or financial condition of the Purchaser.

(d)	Terrorist Organizations. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

     6.3 Purchaser Accepts Property “As Is”

(a)	Purchaser Acknowledgment. Purchaser acknowledges for Purchaser and Purchaser’s successors, heirs and assignees, (i) that Purchaser has been given full opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, either independently or through agents and experts of Purchaser’s choosing, (ii) that Purchaser is acquiring the Property based solely upon Purchaser’s own investigation and inspection thereof and Seller’s representations and warranties set forth in Section 6.1, and (iii) that the provisions of this Section 6.3(a) shall survive Closing and shall not be merged therein.

SELLER AND PURCHASER AGREE THAT UPON CLOSING THE PROPERTY SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE “AS IS, WHERE IS, WITH ALL FAULTS” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6.1, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, SELLER’S AGENTS OR BROKERS, AS TO ANY MATTER CONCERNING THE PROPERTY (EXCEPT FOR THE WARRANTIES SPECIFICALLY SET FORTH IN SECTION 6.1), INCLUDING WITHOUT LIMITATION: (l) THE CONDITION OR SAFETY OF THE PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, IF ANY, FOUNDATIONS, SOIL AND GEOLOGY INCLUDING HAZARDOUS MATERIALS (AS HEREINAFTER DEFINED), LOT SIZE, OR SUITABILITY OF THE PROPERTY OR ITS IMPROVEMENTS FOR A PARTICULAR PURPOSE; (2) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES ARE IN WORKING ORDER; (3) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (4) THE FITNESS OF ANY PERSONAL PROPERTY; OR (5) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES, INCLUDING, WITHOUT LIMITATION THE REQUIREMENTS OF THE AMERICANS WITH DISABILITIES ACT, 42 USCA § 12101 et. seq. SUBJECT ONLY TO THE WARRANTIES EXPRESSLY SET FORTH IN SECTION 6.1, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY SELLER, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES. ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER AND PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS, OR REPAIR TO THE PROPERTY AND PURCHASER ACKNOWLEDGES THAT, BY EXECUTING THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT PURCHASER HAS COMPLETED ITS DUE DILIGENCE WITH RESPECT TO THE PROPERTY TO ITS SATISFACTION.

(b)	No Claim for Hazardous Materials. Upon Closing, Purchaser, for Purchaser and Purchaser’s successors in interest, releases Seller from, and waives all claims and liability which Purchaser may have against Seller for, any structural, physical and environmental condition of the Property, including without limitation the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Resource Conservation and Recovery Act (“RCRA”), the Toxic Substances Control Act (the “TSCA”), as such acts may be amended from time to time, or any other federal or state statutory or regulatory cause of action arising from or related to Hazardous Materials at, in or under the Property (collectively, the “Hazardous Waste Laws”). The waiver and release of Purchaser set forth in this Section 6.3(b) shall survive the Closing Date and shall be enforceable at any time after the Closing Date.

(c)	“Hazardous Materials” Defined. For purposes of this Agreement, the term “Hazardous Material” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, those substances regulated by the Hazardous Waste Laws.

(d)	No Representations as to Hazardous Materials. Purchaser acknowledges that Seller has made no representations or warranties whatsoever to Purchaser regarding the presence or absence of any Hazardous Materials in, at, or under the Property; provided, however, that Seller and Purchaser acknowledge that Seller has made certain representations as to no proceedings, notices received, knowledge or otherwise as more specifically set forth in Sections 6.1 (d), (f) and (g). Purchaser has made such studies and investigations, conducted such tests and surveys, and engaged such specialists as Purchaser has deemed appropriate to evaluate fairly the Property and its risks from an environmental and Hazardous Materials standpoint.

7. CONDITIONS TO CLOSING

     7.1 Seller’s Conditions

     The obligation of Seller to sell and convey the Property under this Agreement is subject to the satisfaction of the following conditions precedent or conditions concurrent (the satisfaction of which may be waived only in writing by Seller):

(a)	Delivery and execution by Purchaser to Escrow Holder of all monies, items, and other instruments required to be delivered by Purchaser to Escrow Holder and the performance by Purchaser of all its obligations under this Agreement;

(b)	Purchaser’s covenants, warranties, and representations set forth herein shall be true and correct, in all material respect, as of the Closing Date;

(c)	There shall be no uncured default by Purchaser of any of its obligations under this Agreement; and

(d)	Seller shall have received the Partner Consent.

     7.2 Purchaser’s Conditions

     The obligation of Purchaser to acquire the Property under this Agreement is subject to the satisfaction of the following conditions precedent or conditions concurrent (the satisfaction of which may be waived only in writing by Purchaser):

(a)	Delivery and execution by Seller to Escrow Holder of all monies, items and other instruments to be delivered by Seller to Escrow Holder and the performance by Seller of all its obligations under this Agreement, provided, however, that the original Leases and Service Contracts which survive Closing, and the leasing and property files and records pertaining to day-to-day operation, leasing and maintenance of the Property, to the extent same are in the possession of Seller, shall be held at the Property for delivery to the Purchaser incident to Closing;

(b)	Seller’s covenants, warranties and representations set forth herein shall be true and correct, in all material respect, as of the Closing Date;

(c)	There shall be no uncured default by Seller of any of its obligations under this Agreement; and

(d)	Title Company shall be irrevocably committed to issue the Title Policy subject to the Permitted Exceptions.

     7.3 Failure of Condition

(a)	In the event of a failure of any condition contained in Section 7.1 or 7.2 above which is not the result of a default by the non-benefiting party, the party for whose benefit the condition existed may either waive the condition and proceed to Closing or may terminate this Agreement in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.6(b), 9.1, 11.2 and 11.12);

(b)	In the event of a failure of any condition contained in Section 7.2 above due to a default by Seller, then Purchaser may in its sole discretion:

(i) terminate this Agreement in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.6(b), 9.1, 11.2 and 11.12);

	(ii)	pursue specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with the terms of this Agreement; or

	(iii)	waive such default and close the transaction.

(c)	In the event of a failure of any condition contained in Section 7.1 above due to a default by Purchaser, Seller may in its sole discretion:

	(i)	terminate this Agreement and retain as liquidated damages the Deposit, as described in Article 12, in which event all documents deposited by Purchaser shall be immediately returned to Purchaser, and all documents deposited by Seller shall be immediately returned to Seller, , copies of all third party reports obtained by Purchaser shall be delivered to Seller in accordance with Section 3.5, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.6(b), 9.1, 11.2 and 11.12); or

	(ii)	waive such default and close the transaction.

(d)	Seller waives any rights it may have to specific performance in the event of a default by Purchaser, with the exclusive remedy of Seller on account of all claims or damages arising from such default under this Agreement being the right to liquidated damages more fully described in Section 12 hereof. Purchaser waives any right to any claim of any nature for damages or otherwise in the event of a default by Seller and Purchaser acknowledges that its exclusive remedies in the event of a default by Seller shall be to either terminate this Agreement in accordance with Section 7.3(b)(i) above, to seek specific performance in accordance with Section 7.3(b)(ii) above, or waive such default and close the transaction in accordance with Section 7.3(b)(iii) above.

8. DAMAGE OR DESTRUCTION OF THE PROPERTY; CONDEMNATION

     8.1 Damage or Destruction of the Property

(a)	If, between the Effective Date and the Closing Date, the Property is Materially Damaged or Destroyed (as hereinafter defined), Purchaser may elect in writing, within ten (10) Business Days after receipt of notice by Purchaser from Seller of such damage or destruction (the “Casualty Notice Date”), accompanied by information regarding the amount and payment of insurance, to terminate this Agreement or to purchase all of the Property without regard to such damage or destruction. If Purchaser fails to notify Seller of Purchaser’s election, Purchaser will be deemed to have elected not to proceed with the purchase of all of the Property. If Purchaser elects not to proceed, this Agreement shall terminate in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.6(b), 9.1, 11.2 and 11.12).

In the event that Purchaser purchases the Property, Seller shall have no obligation to repair any such damage or destruction, nor shall the Purchase Price be adjusted except as provided in 8.1(b) below. “Materially Damaged or Destroyed” shall mean damage or destruction the repair or replacement of which either would not be permitted due to the then effective requirements of any applicable law, ordinance, rule or regulation of any governmental or quasi-governmental agency having jurisdiction, or, as determined by a licensed general contractor having at least five (5) years experience in the construction of commercial office buildings, selected by Seller and reasonably approved by Purchaser, would exceed Five Million Dollars ($5,000,000) (a “Major Casualty”). As used herein, repair or replacement means such repair or replacement to the Improvements as may be required to restore the Improvements to a condition having substantially the same design, specifications and equipment of the Improvements immediately prior to the casualty. If, between the Effective Date and the Closing Date, the Property sustains damage which is not within the definition of Materially Damaged or Destroyed, the parties shall proceed to Closing.

(b)	If Purchaser elects or is required to purchase the Property despite such damage or destruction, Seller shall assign its rights to and Purchaser shall be entitled to receive any insurance proceeds (with any accrued interest thereon) at or after Closing (as the same are available) and Purchaser shall receive a credit toward the Purchase Price for the insurance deductible relative to Seller’s insurance on the Property with respect to an insured casualty, including a Major Casualty. Seller shall reasonably cooperate with Purchaser to allow Purchaser to collect any available insurance proceeds. Seller agrees to maintain until the Closing insurance covering the full replacement cost of the Property.

(c)	If, as a result of any casualty, any determination, election or agreement required by the terms of this Section 8.1 is not made by the scheduled Closing Date, the Closing Date shall be extended for an appropriate time, not to exceed twenty (20) days, after such determination, election or agreement.

     The provisions of this Section 8.1 shall survive the Closing.

     8.2 Condemnation

          If prior to Closing all or any part of the Property is subject to a proposed taking by any public authority, Seller shall promptly notify Purchaser in writing of such proposed taking and Purchaser may terminate this Agreement by notice to Seller within fifteen (15) days after written notice thereof. If Purchaser so elects, this Agreement shall terminate in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.6(b), 9.1, 11.2 and 11.12).

If Purchaser does not so elect to terminate this Agreement, Purchaser shall accept the Property subject to the taking without a reduction in the Purchase Price and shall receive at Closing an assignment of all of Seller’s rights to any condemnation award to the extent that such amount does not exceed the Purchase Price plus any legal fees and expenses actually expended in obtaining such award, with any condemnation award in excess of such amount to be divided equally between Seller and Purchaser. Seller shall reasonably cooperate with Purchaser to allow Purchaser to collect any such award. The provisions of this Section 8.2 shall survive the Closing.

9. COMMISSIONS AND EXPENSES; COVENANTS

     9.1 Payment of the Sale Commission

          Purchaser and Seller represent and warrant to each other that no real estate broker or agent has been authorized to act on either parties’ behalf except Cushman & Wakefield (“Seller’s Agent”) under a separate commission agreement between Seller and Seller’s Agent. Seller will pay or cause to be paid to Seller’s Agent at Closing, the commission payable under such commission agreement. No commissions will be due if the Closing does not occur. Purchaser hereby indemnifies Seller and holds Seller harmless from and against any and all demands or claims which now or hereafter may be asserted against Seller for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker which was engaged or which claims to have been engaged by Purchaser and all expenses and costs in handling or defending any such demand or claim, including reasonable attorneys’ fees. Seller hereby indemnifies Purchaser and holds Purchaser harmless from and against any and all demands or claims which now or hereafter may be asserted against Purchaser for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker which was engaged or which claims to have been engaged by Seller and all expenses and costs in handling or defending any such demand or claim, including reasonable attorneys’ fees. This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

     9.2 Leasing Commissions/Tenant Improvements

(a)	Seller shall pay all leasing commissions or tenant improvement costs payable under Leases executed prior to the Effective Date except for commissions and costs payable by reason of any expansion, extension, or renewal of such Leases (but only to the extent such expansions, extensions or renewals are pursuant to option rights expressly set forth in such Leases as of the Effective Date, herein called the “Existing Rights”) occurring on or after the Effective Date, which shall be paid by Seller and Purchaser as hereinafter provided. A summary of the business terms of (and copies of all proposed documents relating to) any amendment, renewal, termination or expansion of an existing Lease (unless such renewal or expansion is pursuant to and in accordance with the terms of any Existing Rights, in which case Seller and Purchaser agree that any such renewal or expansion shall be effective upon the valid exercise by a tenant pursuant to the terms of any such Existing Rights) or of any new Lease which Seller wishes to execute between the Effective Date and the Closing Date will be submitted to Purchaser prior to execution by Seller.

Purchaser agrees to notify Seller in writing within five (5) Business Days after its receipt thereof of either its approval or disapproval thereof, including all leasing commissions, tenant improvement and inducement payments to be incurred in connection therewith. If Purchaser informs Seller within such five (5) Business Day period that Purchaser does not approve the amendment, renewal, termination or expansion of the existing Lease or the new Lease (a “New Lease Agreement”), then Seller shall not enter into the proposed New Lease Agreement. In the event Purchaser fails to notify Seller in writing of its approval or disapproval of any New Lease Agreement within the five (5) Business Day period set forth above, Purchaser shall be deemed to have disapproved such New Lease Agreement. All leasing commissions and tenant improvement costs, inducement payments, attorneys’ fees and other fees paid or expenses incurred with respect to any New Lease Agreement (regarding which Seller has advised Purchaser in the requisite summary of business terms delivered to Purchaser as required above) approved or deemed approved by Purchaser as set forth above in this Section 9.2(a) shall be the obligation of Purchaser and Seller, divided pro rata based upon an allocation determined by the rental income received by Seller relative to such New Lease Agreement prior to Closing and the total rental income projected to be paid during the initial term of such New Lease Agreement.

(b)	To the extent Seller shall be obligated for any leasing commissions, tenant improvement costs, inducement payments, attorneys’ fees or other fees payable in connection with any Lease or New Lease Agreement pursuant to Section 9.2(a) above for which actual payment thereof has not been made by or on behalf of Seller on or before the Closing, Purchaser shall receive a credit at Closing for all such unpaid commissions, costs, expenses and fees.

     9.3 Lease Expense Reimbursement and Assumption

     At Closing, Purchaser shall (i) reimburse Seller for all leasing commissions, tenant improvement costs, inducement payments, attorneys’ fees and other fees paid or expenses incurred by Seller under any New Lease Agreement made on or after the Effective Date, if any, which has been approved or deemed approved by Purchaser pursuant to Section 9.2, less the pro rata share of all such costs and expenses otherwise payable by Seller pursuant to the last sentence of Section 9.2(a) above and (ii) assume all obligations of the landlord under Leases which either (a) arise after Closing or (b) are continuing covenants of the landlord which apply after Closing, if any.

     9.4 Maintenance of the Property; Property Personnel

     Between Seller’s execution of this Agreement and the Closing, Seller shall continue to operate the Property in a manner consistent with the historical operations of the Property, and shall maintain the Property in its existing condition and repair, reasonable wear and tear excepted.

     9.5 Service Contracts

     Seller shall not, after the date of this Agreement, enter into any service contract affecting the Property or any amendment thereof, which shall be an obligation of Purchaser after Closing, or waive, compromise or settle any rights of Seller under any Service Contract which shall be assumed by Purchaser upon Closing, or agree to, or modify, amend, or terminate any Service Contract which shall be assumed by Purchaser upon Closing, without in each case obtaining Purchaser’s prior written consent thereto. Seller shall terminate at or before Closing those existing Service Contracts that Seller is contractually entitled to terminate without cost (other than Deferred Charges, for which Seller shall be obligated) and that Purchaser designates to Seller, on or before the date that is forty-five days prior to the Scheduled Closing Date, as not to survive Closing.

     9.6 Union Contracts

     Anything herein to the contrary notwithstanding, Purchaser acknowledges that, except as otherwise noted on Exhibit K, the building employees are 32 b j employees, and Purchaser agrees to purchase the Property hereunder subject to such union representation/contract.

10. NOTICES

     All notices, requests or demands to a party hereunder shall be in writing and shall be effective (i) when received by overnight courier service or facsimile telecommunication (provided that a copy of such notice, request or demand is deposited into the United States mail within one (1) Business Day of the facsimile transmission), or (ii) three (3) days after being deposited into the United States mail (sent certified or registered, return receipt requested), in each case addressed as follows (or to such other address as Purchaser or Seller may designate in writing in accordance with this Section 10):

                    If to Seller:

                    475 Fifth Avenue Limited Partnership
                    475 Fifth Avenue, 21st Floor
                    New York, New York 10017
                    Attention: Robert F. Gossett, Jr.

                    With a copy to:

                    Arnold & Porter LLP
                    399 Park Avenue
                    New York, New York 10022
                    Attention: Michael J. Canning, Esq.

                    If to Purchaser:

                    c/o The Moinian Group
                    530 Fifth Avenue, 18th Floor
                    New York, New York 10036
                    Attention: Mr. Joseph Moinian

                    With a copy to:

                    Akin Gump Strauss Hauer & Feld LLP
                    590 Madison Avenue
                    New York, New York 10022
                    Attention: Peter A. Miller, Esq.

                    If to Escrow Holder:

                    Royal Abstract of New York
                    500 Fifth Avenue
                    Suite 1940 New York, NY 10110
                    Attention: Martin Kravet

11. MISCELLANEOUS

     11.1 Time

     Time is of the essence in the performance of each party’s obligations hereunder.

     11.2 Attorneys’ Fees

     If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses. The phrase “prevailing party” shall include a party which receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise. This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

     11.3 No Waiver

     No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

     11.4 Entire Agreement

     This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified in writing.

     11.5 Survival

     Except for (i) the representations and indemnity obligations of Purchaser and Seller under this Agreement, (ii) the post-closing obligations of Purchaser and Seller under this Agreement and (iii) as otherwise specifically provided in this Agreement, none of the agreements, warranties and representations contained herein shall survive Closing.

     11.6 Successors

     Subject to Section 11.7, this Agreement shall bind and inure to the benefit of the parties hereto and to their respective legal representatives, successors and permitted assigns.

     11.7 Assignment

     Purchaser shall be entitled, without Seller’s prior consent, to assign some or all of Purchaser’s rights in and to this Agreement to one or more entities directly owned and controlled by Purchaser (a “Permitted Assignee”). Seller’s written consent shall be required for any other assignment of Purchaser’s rights to a nominee under this Agreement. Any attempted unpermitted assignment, except with Seller’s prior written consent, shall be ineffective and shall constitute a default under this Agreement. Notwithstanding any assignment hereunder, Purchaser shall remain liable for the obligations of Purchaser under this Agreement. Purchaser represents, warrants and certifies to Seller that Purchaser has not assigned, transferred or encumbered or agreed to assign, transfer or encumber, directly or indirectly, all or any portion of its rights or obligations under this Agreement. Purchaser shall give written notice of any proposed assignment at least five (5) Business Days prior to Closing. If there is an assignment permitted hereunder or if Seller approves such assignment, Seller shall have no obligation to reissue any surveys, or title commitments previously delivered to Purchaser, nor shall Seller be responsible for any costs or expenses of any nature associated with such transfer.

     11.8 Relationship of the Parties

     The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

     11.9 Governing Law

     This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

     11.10 Possession; Risk of Loss

     Seller shall deliver to Purchaser possession of the Property on the Closing Date, subject only to the Leases and Permitted Exceptions. All risk of loss or damage with respect to the Property shall pass from Seller to Purchaser upon Closing.

     11.11 Review by Counsel

     The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     11.12 Confidentiality

(a)	Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction, other than (i) to directors and officers of the parties, limited partners, members and/or shareholders of Seller, Purchaser or Permitted Assignee, and employees, prospective lenders of Purchaser or Permitted Assignee, attorneys, accountants, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply with the confidentiality provisions hereof, or (ii) as required by law or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction.

(b)	Notwithstanding anything to the contrary contained elsewhere herein, Purchaser hereby acknowledges that all information furnished by Seller or its agents or representatives to Purchaser or obtained by Purchaser in the course of Purchaser’s investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property by Purchaser, its agents or representatives, shall be treated as confidential information and further, that if any such confidential information is disclosed to unpermitted third parties prior to the Closing, Seller may suffer damages and irreparable harm. In connection therewith, Purchaser hereby expressly understands, acknowledges and agrees (i) that Purchaser will not disclose any of the contents or information contained in or obtained as a result of any reports or studies made in connection with Purchaser’s investigation of the Property, in any form whatsoever (including, but not limited to, any oral information received by Purchaser during the course of Purchaser’s inspection of the Property), to any party prior to the Closing other than (a) the Seller, Seller’s employees, agents or representatives, or Purchaser’s or a Permitted Assignee’s agents, employees, representatives, attorneys, consultants or potential institutional lenders without the prior express written consent of Seller (which consent shall not be unreasonably withheld) or (b) as required by law or in response to lawful process or subpoena or other valid and enforceable order of a court of competent jurisdiction; (ii) that in making any disclosure of such information as permitted hereunder, Purchaser will advise said parties of the confidentiality of such information and the potential of damage to Seller as a result of any disclosure of such information by said third party; and (iii) that Seller is relying on Purchaser’s covenant not to disclose any of the contents or information contained in any such reports or investigations to unpermitted third parties prior to Closing (all of which is deemed to be confidential information by the provisions of this Section).

In the event this Agreement is terminated, Purchaser agrees to return to Seller all information, studies, or reports Purchaser or Purchaser’s agents have obtained from Seller or Seller’s agents, contractors or representatives with respect to the Property or the condition of the Property. In the event either Purchaser or Purchaser’s agents, employees, representatives, attorneys, consultants or potential institutional lenders cause a breach of Purchaser’s duty of confidentiality hereunder, Purchaser shall be liable to Seller for actual damages suffered by Seller as a result of such breach. This provision shall survive any termination of this Agreement.

     11.13 Termination

     Upon termination of this Agreement for any reason by either party, Purchaser shall have the obligation to return to Seller all Due Diligence Documents and copies thereof (including the survey) and any other information or documentation received by Purchaser from Seller or Seller’s agents with respect to the Property and shall not disclose to any unpermitted third party the contents thereof.

     11.14 Waiver of Jury Trial

     THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PROPERTY, THE CONVEYANCE DOCUMENTS OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

PURCHASER’S INITIALS: /s/ SMB  SELLER’S INITIALS: /s/ RFG

     11.15 Counterparts

     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and the counterparts taken together shall constitute a single agreement.

     11.16 Limitation on Liability

     Purchaser expressly agrees that the obligations and liabilities of Seller under this Agreement and any document referenced herein shall not constitute personal obligations of the officers, directors, employees, agents, affiliates, members, representatives, partners, stockholders or other principals and representatives of Seller, or of any partner of Seller. Notwithstanding anything to the contrary, Seller’s liability, if any, arising in connection with this Agreement or with the Property shall, prior to Closing, be limited to the remedies as set forth in Section 7.3 of this Agreement and, post-Closing, shall be limited in accordance with Section 6.1 of this Agreement. The limitations of liability contained in this section shall apply equally and inure to the benefit of Seller’s present and future officers, directors, affiliates, members, representatives, trustees, partners, shareholders, agents and employees, and their respective heirs, successors and assigns.

     11.17 Partial Invalidity

     If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     11.18 Construction

     Headings at the beginning of each section and subsection are solely for the convenience of Purchaser and Seller and are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine, and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if Purchaser and Seller had prepared the same. Unless otherwise indicated, all references to sections and subsections are to this Agreement. All Exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference. In the event the stated date for Closing or the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day thereafter.

12. LIQUIDATED DAMAGES

     IF ESCROW DOES NOT CLOSE DUE TO BREACH OR DEFAULT BY PURCHASER IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THEN SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND, AS SELLER’S SOLE REMEDY, TO RETAIN THE AMOUNT OF THE DEPOSIT DESCRIBED IN SECTION 2.2 AS LIQUIDATED DAMAGES. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES.

SELLER AND PURCHASER SPECIFICALLY FURTHER AGREE AFTER NEGOTIATION THAT THIS SECTION 12 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH OR DEFAULT BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 12 SHALL NOT BE CONSTRUED AS A LIMITATION ON THE OBLIGATIONS OF PURCHASER UNDER SECTIONS 3.6(b), 9.1, 11.2 and 11.12 HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

PURCHASER’S INITIALS: /s/ SMB  SELLER’S INITIALS: /s/ RFG

13. NO RECORDING

     The provisions hereof shall not constitute a lien on the Property and this Agreement shall not be placed or suffered to be placed by Purchaser for recording with the office of the recorder (clerk) for the county in which the Property is located. Purchaser hereby appoints Seller as Purchaser’s true and lawful attorney-in-fact, coupled with an interest, for the purposes of the execution of such documents and doing such acts as shall be necessary to effect the discharge of the recording of this Agreement if such recording shall have been accomplished in violation of this Section.

14. EFFECTIVENESS

     This Agreement shall only be effective if a counterpart is signed by both Seller and Purchaser.

15. PARTNER CONSENT; RIGHT OF FIRST OFFER

     Notwithstanding anything in this Agreement to the contrary, the obligations of Seller under this Agreement to sell the Property to Purchaser are contingent upon Seller’s receipt, prior to the Closing, of the requisite consent thereto, in writing, of (i) the partners of Seller, and (ii) the partners of Corporate Realty Income Fund I, L.P. (“CRIF”), as the indirect owner of Seller, in each case as required by the applicable partnership agreement and other organizational documents of Seller and CRIF, respectively, as determined by Seller in its sole discretion (such consents, collectively, being referred to as the “Partner Consent”). Upon delivery by Seller to Purchaser of the Partner Consent, a portion of the Deposit, in the amount of Five Million Dollars ($5,000,000.00) (the “Released Portion”) shall be released by Escrow Holder to Seller, but, notwithstanding said release, the Released Portion shall continue to constitute a part of the Deposit and in the event Purchaser is, for any reason under this Agreement, entitled to a refund of the Deposit, Purchaser shall be entitled to the simultaneous return of the Released Portion and Seller shall immediately pay same to Purchaser. In the event the Partner Consent is denied, Seller shall give Purchaser prompt notice thereof. Seller shall request such consent promptly following the date hereof and deliver a copy of same to Purchaser on or before the date that is twenty-eight (28) days following the Effective Date. In the event Seller, despite such request, does not receive the Partner Consent within such twenty-eight (28) day period, Purchaser shall have the right (i) to terminate this Agreement, or (ii) to demand that Seller continue such efforts to procure the Partner Consent for an additional period of fourteen (14) days.

Seller agrees not to market the Property during the above-referenced solicitation periods. If Seller does not receive the Partner Consent within such additional fourteen (14) day period, this Agreement shall terminate. Upon any termination of this Agreement as provided in this Section 15, Purchaser shall return all documents, including all Due Diligence Documents received from Seller or Seller’s agents, to Seller, and the Deposit shall be returned to Purchaser and, thereupon, neither Seller nor Purchaser shall have any further obligation hereunder (except as set forth under Sections 3.6(b), 9.1, 11.2, 11.12 and 15 hereof). Provided Seller has complied with its obligations to seek the Partner Consent as provided herein, the failure of Seller to receive the Partner Consent prior to Closing shall not be deemed a default by Seller of its obligations under this Agreement, but shall constitute the failure of a condition precedent pursuant to Section 7.3(a) hereof. In the event this Agreement is terminated as a result of the failure of Seller to procure the Partner Consent, then, in such event, for a period of one year from the date of said termination (the “Option Period”), in the event Seller desires to sell the Property, or any portion thereof, or any interest therein (including membership interests in Seller), Seller shall not sell, or market for sale, the Property, or portion thereof, or interest therein, without having first given Purchaser a right of first offer to purchase same as herein provided.

     Specifically, if Seller shall elect to sell the Property during the Option Period, Seller shall give notice to Purchaser (the “Offering Notice”) offering to sell the Property to Purchaser at the gross purchase price (i.e., without deduction or adjustment for transfer or other taxes, brokerage commissions, other similar transaction costs, or prorations) (the “Offer Price”) set forth therein. Within fifteen (15) days after the Offering Notice is given (the “Offer Period”), Purchaser shall elect, by written notice to Seller (an “Election Notice”), either (i) to purchase the Property as herein provided, or (ii) not to purchase such Property. Time shall be of the essence with respect to Purchaser’s delivery of an Election Notice and any failure to deliver an Election Notice prior to the expiration of the Offer Period shall be deemed to be an election not to purchase the Property. In the event Seller advises Purchaser in the Offering Notice that it has received an offer (whether binding or non-binding) to purchase the Property (an “Offer”), the Offer Period shall be reduced to the period which is ten (10) days after the date the Offering Notice is given. If Seller advises Purchaser in a notice given subsequent to the Offering Notice that it has received an Offer that Seller believes in good faith to be from a bona fide third party (in which event Seller shall have the right to deliver a revised Offering Notice) the Offer Period shall be reduced to the period which is five (5) days after the date such subsequent notice is given; provided, that in no event shall the Offer Period be less than ten (10) days or extend beyond the date which is the later of five (5) days after the delivery of a revised Offering Notice, if any, and fifteen (15) days after the date the Offering Notice is given.

     If Purchaser elects to purchase the Property pursuant to an Election Notice delivered in accordance with the terms hereof, then Seller and Purchaser shall promptly negotiate in good faith to agree upon, execute and exchange a contract of sale (the “Contract”) covering the purchase and sale of the Property, which Contract shall provide, among other things, for a 10% good faith deposit and shall otherwise be in form and substance substantially similar to the terms and conditions set forth in this Agreement, modified to reflect the Offer Price, Closing Date and such other modifications as are mutually acceptable to the parties. If the Contract is executed and exchanged by Seller and Purchaser within thirty (30) days after the date the Offering Notice is given (such 30 day period being herein called the “Negotiation Period”), then Seller shall sell and Purchaser shall purchase the Property subject to and in accordance with the terms and conditions of the Contract. If Seller has advised Purchaser in the Offering Notice that it has received an Offer, the Negotiation Period shall be reduced to the period which is twenty (20) days after the date the Offering Notice is given. If Seller has advised Purchaser in a notice given subsequent to the Offering Notice that it has received an Offer, the Negotiation Period shall be reduced to the period which is twenty (20) days after the date such subsequent notice is given; provided, that in no event shall the Negotiation Period extend beyond the date which is the later of twenty (20) days after the delivery of a revised Offering Notice, if any, and thirty (30) days after the date the Offering Notice is given. If Purchaser shall default in its obligation to purchase the Property in accordance with the Contract then, in addition to the rights or remedies of Seller under the Contract, Purchaser’s rights under this Section 15 shall be null and void and of no further force or effect. Any claim by Purchaser that Seller shall not have negotiated in good faith as aforesaid must be made by notice to Seller within ten (10) days after the expiration of the Negotiation Period. Time shall be of the essence with respect to Purchaser’s notice that Seller has not negotiated in good faith and any failure to notify Seller within said 10-day period shall be deemed Purchaser’s agreement that Seller negotiated in good faith. If Purchaser shall claim that Seller did not so negotiate in good faith Seller shall have the right (but not the obligation) to submit the matter to arbitration pursuant to expedited rules and regulations of the American Arbitration Association. If the arbitrator determines that Seller did not negotiate in good faith, then Seller shall not be permitted to undertake to sell the Property to a third party as hereinafter provided, unless it first negotiates in good faith to agree upon a Contract during a 15-day Negotiation Period. If the arbitrator determines in Seller’s favor, Seller may undertake such sale as hereinafter provided.

     If either (a) Purchaser elects not to purchase the Property pursuant to an Election Notice given as set forth above (b) Purchaser fails to deliver an Election Notice prior to the expiration of the Offer Period, or (c) Seller and Purchaser for any reason whatsoever (it being intended that the parties shall not be bound by any obligation to negotiate other than the obligation to negotiate in good faith as provided herein and subject to the limitations set forth herein) shall fail to execute a Contract within the Negotiation Period, Seller may undertake to sell the Property to a third party purchaser on such terms and conditions as Seller may elect in its sole discretion during the Option Period; provided, however, that if Seller decides to sell the Property during the Option Period after (x) the expiration of the Offer Period if Purchaser does not elect to purchase the Property pursuant to an Election Notice timely given or (y) the expiration of the Negotiation Period if Purchaser does elect to purchase the Property pursuant to an Election Notice timely given and the gross purchase price (i.e. without deduction or adjustment for transfer or other taxes, brokerage commissions, other similar transaction costs or prorations) of any such sale undertaken by Seller shall be less than 100% of the Offer Price set forth in the Offering Notice, Seller must first offer the Property to Purchaser in accordance with the provisions hereof prior to consummating any such sale, except that the Offer Period shall be the 5-day period commencing on the date the Property is so offered to Purchaser and the Negotiation Period shall be the 15 day period commencing on the date the Property is so offered to Purchaser. After the Option Period, Seller shall be entitled to sell the Property to any party as Seller shall elect, and on terms and conditions as Seller shall determine, in each case in Seller’s sole discretion, without regard to any rights of Purchaser hereunder, and Seller shall have no obligation to offer the Property to Purchaser.

     If Seller shall complete a sale of the Property to a third party purchaser in accordance with the provisions of this Section 15, all of Purchaser’s rights hereunder shall be null and void and of no further force and effect.

     Purchaser shall keep any agreement of sale or certification delivered to it as contemplated hereunder confidential and shall not disclose any information contained therein other than (x) to its attorneys and other professional advisors in connection with rendering advice regarding Purchaser’s right of offer contained in this Section 15 (which attorneys and advisors shall keep such information confidential) and (y) as required by a court, arbitrator or other party having jurisdiction in connection with a dispute arising under this Section 15.

     The provisions of this Section 15 shall survive the termination of this Agreement.

16. SIDEWALK VIOLATION

     Seller shall use reasonable efforts to cancel of record Notice of Sidewalk Violation No. 76637 prior to Closing; provided, however, that if Seller shall be unable to effect the cancellation of said Notice of Sidewalk Violation prior to Closing, Purchaser shall be entitled to a credit at Closing in an amount reasonably determined by Seller as necessary to cure such Notice of Sidewalk Violation.

Signatures on following pages

.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER	:

475 FIFTH AVENUE LIMITED PARTNERSHIP

By:	475 Fifth - GP, Inc.
General Partner

By:	/s/ Robert F. Gossett, Jr.
Robert F. Gossett, Jr.
President

PURCHASER	:

350 PARK TMG LLC

By:	/s/ Steve Bederman
Name:	Steve M. Bederman
Title:	Authorized Signatory

ESCROW HOLDER:

ROYAL ABSTRACT OF NEW YORK LLC
COMPANY

By:	/s/ Mary Gleason
Its:	Vice President

TABLE OF CONTENTS

EXHIBIT A	Legal Description of Property
EXHIBIT B	Bill of Sale
EXHIBIT C	Assignment and Assumption Agreement
EXHIBIT D	Seller’s Affidavit
EXHIBIT E	Form of Limited Warranty Deed
EXHIBIT F	Tenant Notification Letter
EXHIBIT G	Form of Seller’s Recertification of Representations and Warranties
EXHIBIT H	Form of Purchaser’s Recertification of Representations and Warranties
EXHIBIT I	Form of Tenant Estoppel Certificate

SCHEDULE 1	Personal Property
SCHEDULE 2	Permits
SCHEDULE 3	Service and Other Contracts
SCHEDULE 4	Rent Roll
SCHEDULE 5	Environmental and Property Condition Reports
SCHEDULE 6	Violations